Exhibit 3

EXHIBIT 3

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock, $0.0001 par value per share, of Adicet Bio, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other filing party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute one agreement.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of September 22, 2020.

NOVARTIS BIOVENTURES LTD.

/s/ Bart Dzikowski
Name: Bart Dzikowski
Title: Secretary of the Board

/s/ Beat Steffen
Name: Beat Steffen
Title: Authorized Signatory

NOVARTIS INSTITUTES FOR
BIOMEDICAL RESEARCH, INC.

/s/ Scott A. Brown
Name: Scott A. Brown
Title: General Counsel and Chief Administrative Officer

NOVARTIS AG

/s/ Bart Dzikowski
Name: Bart Dzikowski
Title: Authorized Signatory

/s/ Beat Steffen
Name: Beat Steffen
Title: Authorized Signatory